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                                                                     EXHIBIT 8.1


                           [BAKER & BOTTS LETTERHEAD]

                                                                December 9, 1999


Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080


Ladies and Gentlemen:

                  We have acted as counsel to Lennox International Inc., a Delaware corporation ("LII") in connection with the planned merger (the "Merger") of LII Acquisition Corporation, a Delaware corporation ("Merger Sub"), which is a newly formed and wholly-owned subsidiary of LII, with and into Service Experts, Inc. ("SEI") pursuant to an Agreement and Plan of Merger, dated as of October 26, 1999, as amended, among LII, Merger Sub and SEI (the "Agreement"). Unless otherwise specified, capitalized terms shall have the meaning assigned to such terms in the Agreement.(1)

                  In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Agreement, (ii) the Preliminary Joint Proxy Statement/Prospectus dated December 9, 1999, included in the Registration Statement on Form S-4 filed by LII with the Securities and Exchange Commission ("SEC") in connection with the Merger (the "Proxy Statement") and (iii) the officers' certificates dated as of the date hereof that were provided to us by LII and SEI and which are attached hereto as exhibits. In addition, we assume that the Merger will be consummated strictly in accordance with the Agreement and as described in the Proxy Statement. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

                  On the basis of and subject to the foregoing and subject to the limitations set forth below, it is our opinion that, under presently applicable U.S. federal income tax law:

         (i) The Merger will be treated as a reorganization within the meaning of section 368(a) of the Code;

--------------------

         (1) References contained in this letter to the Agreement include, unless the context otherwise requires, each document attached as an exhibit or annex thereto.


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                                       -2-                      December 9, 1999


         (ii) No gain or loss will be recognized by LII, Merger Sub or SEI as a result of the Merger; and

         (iii) No gain or loss will be recognized by a shareholder of SEI as a result of the Merger upon the conversion of shares of common stock, par value $0.01 per share, of SEI into shares of common stock, par value $0.01 per share, of LII ("LLI Common Stock") (except with respect to cash, if any, received in lieu of fractional shares of LII Common Stock).

                  Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "Service"), and the Service will not be precluded from adopting a contrary position. No opinion is expressed as to any matter not specifically addressed above including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law.

                  This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Agreement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent. Notwithstanding the foregoing sentence, we consent to (i) provision of a copy of this letter to SEI pursuant to the Merger Agreement, (ii) the filing with the SEC of this letter as an exhibit to the Registration Statement of which the Proxy Statement is a part and (iii) the reference to our firm under the heading "The Merger Transaction - Material Federal Income Tax Consequences of the Merger" and "Legal Matters" contained therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules of the SEC thereunder.

                                                 Very truly yours,

                                                 /s/ Baker & Botts, L.L.P.


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